EXHIBIT 99

TENNESSEE COMMERCE BANCORP CHAIRMAN AND CHIEF EXECUTIVE
OFFICER ARTHUR HELF TO RETIRE

President Michael Sapp to Assume Role of Chairman and CEO;
 Helf Will Remain on Company’s Board of Directors

FRANKLIN, Tenn. (December 28, 2009) – Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) today announced that its Chairman and Chief Executive Officer Arthur Helf will retire December 31, 2009.  Tennessee Commerce President Michael Sapp will assume the role of Chairman and Chief Executive Officer upon Mr. Helf’s retirement.  Mr. Helf, who announced his planned retirement at the company’s Board of Directors meeting on December 17, 2009, will remain on the Tennessee Commerce Board of Directors and serve the company in an advisory capacity.

“Mike and I founded Tennessee Commerce with a unique vision to create a different kind of bank that could respond to the growing needs of businesses and customers with a ‘service first’ approach,” said Arthur Helf.  “It has been an honor to be a part of this company and its growth, and I am confident that Mike and the talented team of Tennessee Commerce professionals will continue to build upon the company’s successes in the years to come.”

Mr. Helf and Mr. Sapp co-founded Tennessee Commerce Bancorp in 2000.  Close friends and business associates for more than 30 years, the gentlemen established the company’s unique model as a business bank and led its successful growth over the past decade.  A testimony to the effectiveness of the close collaboration between the two executives is the fact that Tennessee Commerce has become the Number One Bank in Deposit Market Share in the City of Franklin and Williamson County, and the Number One Small Business Lender in Middle Tennessee with assets totaling $1.2 billion.

“We have been planning for Art’s retirement for several months, realigning responsibilities and adding staff to accommodate the transition,” said Michael Sapp.  “We are thankful that Art will continue to represent Tennessee Commerce in the community.  We attach a great deal of significance to the relationships that Art has generated with customers and our community at large and are proud that he will continue to be part of our team.”

An active business and community leader, Mr. Helf was the founding Chairman of the Greater Cool Springs Chamber of Commerce and served as President of the Rotary Club of Franklin Breakfast.  He has been recognized twice as one of the Top 25 Businessmen in Williamson County and has served as a board member of the Franklin YMCA.

Long committed to numerous causes benefitting the citizens of Williamson County, Mr. Helf received the inaugural “Friend of 4-H” award from the Williamson County 4-H Association in 2006.  In 2008, he was honored by the Nashville American Legion Post 5 with the Leon Gilbert Memorial Award for service to others.

Mr. Helf also has been a strong supporter of the 101st Airborne and the Fisher House at Fort Campbell.  In October 2009, he was designated an Honorary Member of the 327th Infantry Regiment, 101st Airborne Division, US Army by the Secretary of the Army for his service to the men and women of the regiment over the past several years.

Prior to his career in banking, Mr. Helf spent ten years in the U.S. Army as an Airborne/Ranger, followed by ten years as an executive with Nashville-based Genesco, Inc.  He also owned and managed private businesses in Ohio before returning to launch Tennessee Commerce Bank.

Mr. Helf resides in Franklin, Tennessee with his wife, Yvonne.  They have two children, five grandchildren and are active members of Brentwood Baptist Church.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the retirement and assumption of duties by executive officers and the service of directors. We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors, including, without limitation, those factors as set forth in our filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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